                            EXCHANGE AGREEMENT

     This Agreement is made this 11th day of November, 1999 by and among Whittman-Hart, Inc., a Delaware corporation ("WHI"), the members of Four Points Digital, L.L.C., an Illinois limited liability company ("Four Points"), (each individually a "Member" and collectively, the "Members"), and Michael Anthony DeNunzio, Victor S. Faraci and Anthony Peter DeNunzio (the "Beneficiaries"), beneficiaries, respectively, of the following Members:
PaineWebber Incorporated ("Paine Webber") as Custodian of Individual Retirement Account of Victor S. Faraci, PaineWebber as Custodian of Individual Retirement Account of Michael Anthony DeNunzio, and PaineWebber as Custodian of Individual Retirement Account of Anthony Peter DeNunzio (the "IRAs"). The Members, the Beneficiaries and WHI are collectively referred to herein as the "Parties".

                                BACKGROUND

     Four Points is engaged in the business of developing and selling online marketing and electronic commerce programs, web site development, and other consulting and systems integration (the "Business");

     WHI desires to acquire from the Members all of the outstanding Interests and other rights (collectively, "Membership Rights") in Four Points in exchange for capital stock of WHI;

     The Members and the Beneficiaries own beneficially and of record all of the outstanding Membership Rights of Four Points and desire to transfer their Membership Rights to WHI in exchange for shares of common stock in WHI;

     NOW, THEREFORE, in consideration of the premises and promises made herein, the Parties agree as follows:

                                 ARTICLE I

                             CERTAIN DEFINITIONS

     "ADJUSTED NET WORTH" means (i) all assets of Four Points excluding receivables more than 90 days old minus (ii) all liabilities of Four Points (other than legal and accounting expenses up to $202,248 an investment banking fee payable to AdMedia Partners, Inc., an aggregate amount up to $995,875 payable under the Non-Solicitation and Release Agreements, a financial advisory fee payable to Doug Belzer up to $120,000, all to the extent incurred by Four Points but unpaid in connection with the transactions contemplated hereby), determined in accordance with GAAP.

     "AFFILIATE" of a Party shall mean:

          (a) any corporation, partnership, trust or other entity which controls, is controlled by, or is under common control with such Party;

          (b) as to Four Points, the Members and the Beneficiaries; and

          (c) as to the Members and the Beneficiaries, any Beneficiary or any immediate family member not more remote than first cousin

     "BENEFIT PLANS" has the meaning set forth in Schedule 3.21.

     "BUSINESS" has the meaning set forth in the preface above.

     "CLOSING" has the meaning set forth in SECTION 2.1 below.

     "CLOSING DATE" has the meaning set forth in Section 2.1 below.

     "CODE" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "DISPUTE NOTICE" has the meaning set forth in Section 2.6.

     "EXCHANGE CONSIDERATION" has the meaning set forth in SECTION 2.4 below.

     "EXCHANGE CONSIDERATION ADJUSTMENT" has the meaning set forth in SECTION
2.6.

     "EXCHANGE RATIO" means a fraction: (i) the numerator of which shall be $38,218,218 and (ii) the denominator of which shall be the Stock Price.

     "FINANCIAL STATEMENTS" has the meaning set forth in Schedule 3.14.

     "401(k) PLAN" has the meaning set forth in SECTION 5.9 below.

     "GAAP" means generally accepted accounting principles in effect in the United States of America as utilized by Four Points on a consistent basis.

     "HELD BACK SHARES" has the meaning set forth in SECTION 2.5.

     "INDEPENDENT AUDITOR" has the meaning set forth in SECTION 2.6.

     "INSURANCE" has the meaning set forth in Schedule 3.9.

     "INTELLECTUAL PROPERTY" has the meaning set forth in f Schedule 3.17.

     "INVESTMENTS" has the meaning set forth in Schedule 3.8.

     "INTEREST" means any Person's relative share of the profits and losses of and rights to receive distributions from, Four Points.

     "KNOWLEDGE" means actual knowledge of Michael J. DeNunzio, Peter Monkewicz, Pierre St-Jacques, Victor S. Faraci and Anthony Peter DeNunzio following due inquiry including review and participation in preparation of the
Schedule 3 to this Agreement, and the actual knowledge of the other Members.

    "LAWS" means all laws, statutes, codes, rules, regulations, ordinances or other requirements applicable to the Business

    "LICENSES AND PERMITS" has the meaning set forth in Schedule 3.23.

    "MATERIAL CONTRACT" has the meaning ascribed in Schedule  3.24.

    "MATERIAL ADVERSE EFFECT" means an adverse effect which is material to the business or properties of Four Points as a whole.

    "MEMBERS' REPRESENTATIVE" has the meaning set forth in SECTION 12.12 below.

    "MEMBERSHIP RIGHTS" has the meaning set forth in the preface above.

    "MILLENIAL DATES" has the meaning set forth in Schedule 3.32.

    "NET WORTH ADJUSTMENT PROPOSAL" has the meaning set forth in
SECTION 2.6(b) below.

    "NON-SOLICITATION AND RELEASE AGREEMENTS" has the meaning set forth in
SECTION 6.2(f) below.

   "NW DISPUTE NOTICE" has the meaning set forth in SECTION 2.6(b) below.

   "ORDINARY COURSE OR ORDINARY COURSE OF BUSINESS: means the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency).

    "OWNED SOFTWARE" has the meaning set forth in Schedule 3.18.

    "PARTICULAR INDEMNIFIED MATTER" has the meaning set forth in Section 8.1.

    "PERSON" means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

    "PRELIMINARY SETTLEMENT STATEMENT" has the meaning set forth in
SECTION 2.6(b) below.

    "REGISTER", "REGISTERED" AND "REGISTRATION" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

    "REGISTRATION SHARES" has the meaning set forth in SECTION 10.1 below.

    "REGISTRATION STATEMENT" has the meaning set forth in SECTION 10.1 below.

    "RESOLUTION" means (i) as to a Net Worth Adjustment Proposal for an Exchange Consideration Adjustment, and agreement of WHI and the Members' Representative, the passage of 60 days following a Net Worth Adjustment Proposal without the delivery of a Dispute Notice or other determination pursuant to SECTION 2.6, (ii) as to a claimed WHI Indemnification Amount, agreement of WHI and the Members' Representative or final court judgement not subject to further appeal, or (iii) with respect to the Held Back Shares, the passage of both 60 days following an initial claim of indemnification and 30 days following a second notice thereof (which may be made at any time within or after the 60 day period following the first notice) without a response by the other Party, and "RESOLVED" means any such matter which has had a Resolution.


     "RETURNS" has the meaning set forth in Schedule 3.29.

     "RULE 144" has the meaning set forth in SECTION 9.3 below.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, claim, charge or lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

     "SOFTWARE" has the meaning set forth in Schedule 3.18.

     "SPECIAL HOLDBACK" has the meaning set forth in SECTION 2.5(b) below.

     "STOCK PRICE" means $34.80.

     "TAX CLAIM" has the meaning set forth in SECTION 11.2(a) below.

     "TAXES" has the meaning set forth in Schedule 3.29.

     "TAX RECORDS" has the meaning set forth in SECTION 11.3 below.

     "THIRD PARTY LICENSES" has the meaning set forth in Schedule 3.18.

     "THIRD PARTY SOFTWARE" has the meaning set forth in Schedule 3.18.

     "WARRANTIES" has the meaning set forth in Schedule 3.26.

     "WHI INDEMNIFICATION AMOUNT" has the meaning set forth in SECTION 8.3 below.

     "WHI SHARES" has the meaning set forth in SECTION 2.4 below.


                                     ARTICLE II

                              EXCHANGE OF SHARES; CLOSING

     2.1 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will & Emery, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date"). The Parties intend that the Closing shall occur on or prior to November 12, 1999.

     2.2. ACTIONS AT THE CLOSING. At the Closing, (a) the Members shall deliver, and shall cause Four Points to deliver, to WHI the various certificates, instruments and documents referred to in SECTION 6.1 below, and
(b) WHI shall deliver to the Members the various certificates, instruments and documents referred to in SECTION 6.2 below.

     2.3. DELIVERY OF FOUR POINTS MEMBERSHIP RIGHTS. Each of the Members agrees to and will sell, convey, transfer, assign and deliver to WHI at the Closing (as defined in SECTION 2.1), on the terms and subject to the conditions set forth in this Agreement, all his or her Membership Rights in Four Points. After execution of this Agreement and prior to the close of business on the Closing Date, no transfers of Membership Rights in Four Points shall be registered other than as contemplated by this Agreement.

     2.4. EXCHANGE FOR WHI SHARES. At and as of the Closing Date, WHI shall issue to the Members in exchange for their Membership Rights (the "Exchange Consideration") a number of shares of WHI's common stock ("WHI Shares") equal to the Exchange Ratio multiplied by the percentage Membership Rights held by each such Member (not exceeding 100% in the aggregate) in Four Points (provided that no fractional shares shall be issued, and the value of any fractional shares, valued at the Stock Price shall be payable in cash).

     2.5.  HOLD BACK.

          (a) Subject to the provisions of SECTIONS 2.5(b) and 2.5(c), WHI shall hold back from the Members, WHI Shares which constitute in aggregate 10% of the total number of WHI Shares issued to the Members ("Held Back Shares"), with executed stock powers. Such holdback shall be made on a pro rata basis so that 10% of each Member's portion of the Exchange Consideration is held back. It is understood and agreed that the Held Back Shares shall not be taken from the Registration Shares, but rather shall be taken from the 50% of the WHI Shares that are not among the Registration Shares. WHI may cause a number of Held Back Shares (valued at the Stock Price) to be surrendered and cancelled in satisfaction of any Exchange Consideration Adjustment or WHI Indemnification Amount; provided, however, that except as provided in
     SECTION 2.5(b), the Held Back Shares may be utilized to satisfy claims for Exchange Consideration Adjustments and WHI Indemnification Amounts for breach of representations and warranties regarding the existence and/or value of assets and liabilities reflected on the Financial Statements only if such claims are asserted by WHI by the earlier of (i) one year following the Closing Date or (ii) the date of the issuance of the first audited statements reflecting combined operations of Four Points and WHI; provided further that WHI may only exercise such rights after (A) there has been a Resolution. The Members grant WHI a security interest in the Held Back Shares to secure claims for WHI Indemnification Amounts and the Exchange Consideration Adjustment. Any surrender of shares under this clause shall be effected on a pro-rata basis among the Members. If there is a dispute regarding any Exchange Consideration Adjustment alleged to be due which is not Resolved, in no event shall any Held Back Shares be taken by WHI for surrender in satisfaction of such

     Exchange Consideration Adjustment unless and until there is a Resolution thereof. If there is a dispute regarding any WHI Indemnification Amount alleged to be due which is not Resolved, in no event shall any Held Back Shares be taken by WHI for surrender in satisfaction of such disputed WHI Indemnification Amount unless and until there is a Resolution thereof.

         If as of the earlier of (i) the date of release of the audited financial statements of WHI reflecting combined operations of Four Points and WHI and (ii) the one-year anniversary of the Closing, there is no dispute pending regarding an Exchange Consideration Adjustment or claimed WHI Indemnification Amount (including for any Particular Indemnified Matters) which have not been Resolved and satisfied through the Held Back Shares, any remaining Held Back Shares will be released by WHI to the Members on a pro rata basis. If, however, there is a dispute pending regarding an Exchange Consideration Adjustment or claimed WHI Indemnification Amount (including for any Particular Indemnified Matter) which has not been Resolved and satisfied through the Held Back Shares prior to the earlier of (i) the date of release of the audited financial statements of WHI reflecting combined operations of Four Points and WHI and (ii) the one-year anniversary of the Closing, then a number of Held Back Shares reasonably sufficient (taking into consideration market factors) to satisfy the maximum potential recovery for the Particular Indemnified Matters and reasonably sufficient (taking into consideration market factors) to satisfy any other claimed WHI Indemnification Amount or pending Net Worth Adjustment Proposal ("Special Holdback") shall continue to be held by WHI until such time that the disputes or open Particular Indemnified Matters have been Resolved. If any such Resolution results in an Exchange Consideration Adjustment or a right of WHI to a WHI Indemnification Amount, then WHI shall cause a number of shares of the Special Holdback (valued at the Stock Price) to be surrendered and cancelled pursuant to SECTION 2.4(a) toward satisfaction of such Exchange Consideration Adjustment or WHI Indemnification Amount. If all claimed WHI Indemnification Amounts and any Net Worth Adjustment Proposals have been Resolved and shares remain in the Special Holdback after application by WHI toward any Resolved Net Worth Adjustment Proposal or claimed WHI Indemnification Amount, the remaining shares (or any cash held in escrow as provided below) shall be released to the Members on a pro rata basis without unreasonable delay. If a Special Holdback is made pursuant to this SECTION 2.5(b), any Held Back Shares not subject to surrender in excess of the Special Holdback shall be released to the Members. In the event of a Special Holdback, WHI shall permit the Members to sell the Held Back Shares on a national securities exchange or the Nasdaq Stock Market effected through a broker approved by WHI, provided that WHI is reasonably satisfied that the arrangements for such sales preserve its rights to the Held Back Shares or the proceeds thereof for the purposes of this Section 2.5, including that WHI be given a duly executed power of attorney in form reasonably satisfactory to WHI to conduct all such sales, at the expense of the Members. Such proceeds shall be segregated and, provided that WHI receives sufficient taxpayer identification information signed by the Members beneficially owning the Held Back Shares, deposited into a separate interest bearing account in a federally insured bank chosen by WHI and identified as the property of the Shareholders over which WHI has control only pursuant to this Agreement. In the event of any such sales all of WHI's rights to the proceeds of the Held Back Shares and interest thereon shall be the same as its rights to the Held Back Shares hereunder.

     (b) WHI agrees to hold and dispose of the Held Back Shares solely in accordance with this SECTION 2.5. The Held Back Shares deposited by Members pursuant hereto shall, until caused WHI to be surrendered and cancelled or released to the Members pursuant to the terms hereof, remain registered in the name of such Members, and such Members shall be entitled to vote the same and WHI will take all reasonable steps to allow and facilitate the exercise of such rights. Except for tax-free dividends paid in stock declared with respect to the Held Back Shares pursuant to Section 305(a) of the Code, the Members shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Held Back Shares. Any shares issued pursuant to a stock dividend or stock split with respect to the Held Back Shares shall continue to be held during the period the Held Back Shares are held by WHI pursuant hereto. Any certificates received by the Members on account of stock dividends or stock splits with respect to the Held Back Shares shall be promptly delivered to WHI. In the event of any meeting of stockholders of WHI during the period in which the Held Back Shares are held by WHI pursuant hereto, WHI shall send to each Member promptly copies of any notices, proxies and proxy material in connection with such meeting. Any claim made by WHI to any of the Held Back Shares may only be made in good faith upon a reasonable basis in accordance with WHI's rights under this Agreement. To make any claim to any of the Held Back Shares, WHI must deliver to the Members' Representative written notice specifying the basis upon which such claim is based, and the number of Held Back Shares WHI believes is reasonably sufficient (taking into consideration market factors) to satisfy the maximum potential recovery that may be satisfied from the Special Holdback for the Particular Indemnified Matters and reasonably sufficient (taking into consideration market factors) to satisfy any other claimed WHI Indemnification Amount or pending Net Worth Adjustment Proposal ("Special Holdback") an estimate of the dollars of such claim and the number of Held Back Shares corresponding to such amount. Any Held Back Shares that are not the subject of a timely notice so delivered shall not be in dispute.

2.6. REIMBURSEMENT BY MEMBERS FOR FOUR POINTS NET LIABILITIES.

     (a) ADJUSTMENT TO EXCHANGE CONSIDERATION. The Exchange Consideration is premised upon the Adjusted Net Worth being at least $1,272,453 at the Closing Date. In the event that the Adjusted Net Worth on the Closing Date is less than $1,272,453, then the Exchange Consideration shall be reduced by a number of WHI Shares equal to (x) the difference between the Adjusted Net Worth on the Closing Date and $1,272,453 (y) divided by the Stock Price ("Exchange Consideration Adjustment") (or if any additional amount is later determined to be owed under this SECTION 2.6, WHI shall be entitled to set off against Held Back Shares in accordance with SECTION 2.5).

     (b) CALCULATION OF ADJUSTED NET WORTH. On the Closing Date, the Members shall deliver to WHI a preliminary statement based on the October 31, 1999 balance sheet (the "Preliminary Settlement Statement") (see Schedule 2.6(b)) setting forth their estimate of the amount of Adjusted Net Worth, which shall be the basis for any adjustment under

SECTION 2.6(a). If at any time thereafter (but not later than the earlier of one year following the Closing Date or the date of the issuance of the first audited statements reflecting combined operations of Four Points and WHI), WHI reasonably believes that the Preliminary Settlement Statement did not fully describe Adjusted Net Worth on the Closing Date, then WHI may deliver to the Members' Representative a statement (the "Net Worth Adjustment Proposal") setting forth in detail its proposed adjustments to Adjusted Net Worth on the Closing Date. WHI shall provide the Members' Representative and his representatives with full access to all assets, records and work papers necessary to compute and verify the accuracy of the Net Worth Adjustment Proposal. This Net Worth Adjustment Proposal as delivered to the Members' Representative shall be final for purposes of this Agreement unless, within sixty (60) days after delivery to the Members' Representative, he shall deliver to WHI a notice setting forth in detail his disagreement with the Net Worth Adjustment Proposal ("NW Dispute Notice"). After delivery of a NW Dispute Notice, WHI and the Members' Representative shall promptly negotiate in good faith with respect to the subject of the NW Dispute Notice, and if they are unable to reach an agreement within forty-five (45) days after receipt by WHI of the NW Dispute Notice, the dispute (but only such disputed items) shall be submitted to the Independent Auditor. The Independent
Auditor shall not have authority to re-determine any matter except those that are in dispute. The Independent Auditor shall be directed to issue a final and binding decision within sixty (60) days of submission of the NW
Dispute Notice, as to the issues of disagreement referred to in the NW Dispute Notice and not resolved by the parties. The Independent Auditor shall determine in its sole discretion to what extent it shall consult with the Parties and the extent to which each side shall be entitled to submit information, data, documents and materials it may believe pertinent to the dispute. The Net Worth Adjustment Proposal, as so adjusted by agreement of WHI and the Members' Representative or by the Independent Auditor (if required), shall be final and binding on the parties.

     (c) PRELIMINARY SETTLEMENT STATEMENT, NET WORTH ADJUSTMENT PROPOSAL AND RELATED PROCEDURES. The Preliminary Settlement Statement, Adjusted Net Worth on the Closing Date and Net Worth Adjustment Proposal shall be prepared in accordance with GAAP, including the amount of all reserves.

     The "Independent Auditor" shall mean one of the "Big Five U.S. public accounting firms with no material relationship to either of the Parties chosen by agreement of the Parties, or if they are unable to agree, shall mean one of the "Big Five" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor shall be equitably allocated by the Independent Auditor based upon his decision. The decision of the Independent Auditor with respect to a Net Worth Adjustment Proposal shall be final and binding on the parties.

     The full force and effect of the representations and warranties shall in no way be diminished by the Preliminary Settlement Statement, a Net Worth Adjustment Proposal or the determination of the Independent Auditor, provided that neither the Members nor the Beneficiaries shall be liable for any breach of representation or warranty to the extent that any liability giving rise to the breach is fully reflected in the calculation of Adjusted

     Net Worth, as finally determined by agreement of the Members' Representative and WHI or otherwise pursuant to this SECTION 2.6.

     2.7. EMPLOYEE OPTIONS. After the Closing Date, WHI shall grant to the employees of Four Points a number of WHI employee stock options commensurate with their positions, as determined by the WHI compensation committee in its sole discretion.

     2.8 ACCOUNTING. It is the intention of the Parties that the transactions contemplated herein shall constitute for accounting purposes a pooling of interests business combination. The Parties agree to take no position at any time which is inconsistent with such intention, except as otherwise required by law. It is understood that none of the Parties warrant to any of the others that the intended treatment will be obtained.


                             ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF MEMBERS AND BENEFICIARIES

     The Members and the Beneficiaries jointly and severally represent and warrant to WHI that the statements contained in Schedule 3 are accurate, correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 3). WHI acknowledges that the detailed representations and warranties by the Members and Beneficiaries set forth in this Agreement have been carefully negotiated and prepared by the Parties. Neither the Members nor the Beneficiaries make any representations and warranties with respect to any projections, forecasts, or forward-looking information otherwise provided to WHI (other than for the limited purposes of agreeing to the liquidated damages amounts provided for in Section 8.6). There is no assurance that any such projected or forecasted results will be achieved. Except as to those matters expressly covered by the representations and warranties set forth in this Agreement and in any of the schedules or exhibits to this Agreement or in any of documents described in Section 6.1 of this Agreement, the Members and the Beneficiaries disclaim all representation and warranties whether expressed or implied, as to any other information or matters. WHI acknowledges that neither the Members nor the Beneficiaries nor anyone else acting in their behalf has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information which is not included or referred to in this Agreement or any of the schedules or exhibits to this Agreement or in any of documents described in Section 6.1 of this Agreement, and neither the Members nor the Beneficiaries nor anyone else acting in their behalf shall have or be subject to any liability to WHI or any Affiliate of WHI, resulting from the distribution of any such information to, or use of any such information by, WHI, any Affiliate thereof, or any of their agents, consultants, accountants, counsel or representatives. Without limitation of the forgoing, to the extent that any offering memoranda or summaries prepared by Four Points or the Members (or anyone acting in their behalf) are or have been provided to WHI, WHI acknowledges and agrees that no representation or warranty is made by the Members or the Beneficiaries as to the accuracy or completeness of such memoranda or summaries. Nothing in Schedule 3 shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the disclosure identifies the exception with reasonable particularity. Without limiting the foregoing, the mere listing of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).


                                    ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF WHI

     WHI represents and warrants to the Members and the Beneficiaries that the statements contained in Schedule 4 are accurate, correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 4). Without limiting the foregoing, the mere listing of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself.

                                    ARTICLE V

                                    COVENANTS

     The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     5.1. GENERAL. Each of the Parties shall use its or her best efforts to take all action and to do, or to cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement.

     5.2. NOTICES AND CONSENTS. The Members shall, and shall cause Four Points to, give any required notices to third parties, and shall obtain any third-party consents necessary to ensure the continued effectiveness of all Material Contracts or otherwise necessary or advisable in connection with the matters pertaining to Four Points disclosed in the Schedules. The Members shall, and shall cause Four Points to, obtain the prior approval of WHI as to the form and content of each such notice and consent, which consent shall not be unreasonably withheld or delayed. WHI shall use commercially reasonable efforts to procure the release and/or termination of any personal guarantees or other personal undertakings of the Members regarding any indebtedness (including any capitalized lease obligations) or other liability or obligation of Four Points set forth on SCHEDULE 5.2 attached hereto at the earliest possible date. Without limiting the generality of the foregoing, WHI shall (at, or as soon as possible after, the Closing) use such efforts to replace the letter of credit supplied by the Members to secure Four Points' performance under Four Points' Chicago real estate lease.

     5.3 REGULATORY MATTERS AND APPROVALS. Each of the Parties will take any action that may be necessary or reasonably deemed advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it may be required to give, make or obtain.

         5.4 OPERATION OF BUSINESS. Except as specifically set forth below or elsewhere in this Agreement, the Members shall not (including in their capacity, where applicable, as Managers and/or officers of Four Points) permit Four Points to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business in each case until the Closing Date. Without limiting the generality of the foregoing until the Closing Date:

              (a) the Members shall not permit Four Points to authorize or effect any change in its Articles of Organization or Operating Agreement or pass further regulations or resolutions inconsistent therewith;

              (b) the Members shall not permit Four Points to grant any options, warrants, or other rights to purchase or obtain any of its Membership Rights or issue, sell, or otherwise dispose of any of its Membership Rights;

              (c) the Members shall not permit Four Points to redeem, repurchase, or otherwise acquire any of its Membership Rights, pay cash dividends or make any other distributions during the period beginning upon the execution of this Agreement and ending upon the earlier of (i) Closing or (ii) termination of this Agreement;

              (d) the Members shall not permit Four Points to create, incur, assume or guarantee any indebtedness (including any capitalized lease obligations) or other obligation or liability other than in the Ordinary Course of Business, provided, however, Four Points may incur reasonable fees and expenses, to the extent provided in
         SECTION 12.11 in connection with this Agreement and the transactions contemplated hereby;

              (e) the Members shall not permit Four Points to impose or permit any new or additional Security Interest upon any of its assets;

              (f) the Members shall not permit Four Points to make any capital expenditures or capital investment in, make any loan to, or acquire the securities or assets of any other person;

              (g) the Members shall not permit Four Points to make any change in employment terms for any of its Managers, officers or employees;

              (h) the Members shall not permit Four Points to enter into any agreement that requires the payment of royalties or similar arrangements, or renew any existing arrangements;

              (i) the Members shall not permit Four Points to change its fiscal year;

              (j) the Members shall not permit Four Points to dispose of any assets used in the Business other than in the ordinary course of business;

              (k) the Members shall not permit Four Points to commit to any of the foregoing;

              (l) the Members shall cause Four Points to use its best efforts to cause Four Points to preserve, protect and maintain the Business, maintain and keep in effect all insurance on assets and property, preserve intact the organization and reputation of the Business, keep available the services of present executives, employees and agents of the Business, and preserve the goodwill of suppliers, subcontractors, customers and others having business relationships with the Business through the Closing.

         5.5 FULL ACCESS. Until the Closing Date, the Members shall cause Four Points to permit representatives of WHI to have full access to all premises, properties, books, records, contracts, tax records, documents and third parties with relationships with Four Points, all on reasonable notice, provided, however, that WHI will only contract third parties after receiving approval from the Members of the manner, timing and form of any contract, such approval not to be unreasonably withheld or delayed.

         5.6 NOTICE OF DEVELOPMENTS. Until the Closing Date, the Members shall give prompt written notice to WHI of any material development affecting the assets, liabilities, business, financial condition, operations, results or prospects of Four Points. Each Party shall give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

         5.7 EXCLUSIVITY. Neither the Members nor any person on their behalf shall, nor shall the Members permit Four Points to, entertain, discuss, solicit or respond to any offer or inquiry to purchase a signigicant portion of Four Points' assets or capital stock, directly or indirectly, or effect any business combination with Four Points during the period beginning upon the execution of this Agreement and ending upon the earlier of (i) Closing or
(ii) termination of this Agreement. The Members shall notify WHI immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         5.8 ACCOUNTING TREATMENT. The Members at any time will not, and will not permit Four Points prior to the Closing to, take any action restricted or fail to take any action required pursuant to Article IX after the date hereof, to cause such transactions not to be accounted for as pooling of interests business combinations.

         5.9 FOUR POINTS 401(k) PLAN. Prior to Closing, Members shall cause Four Points to (a) adopt resolutions of its Managers to terminate the Four Points 401(k) Plan (""401(k) Plan") effective prior to Closing, and (b) accumulate and provide to WHI the data necessary to complete IRS Form 5310 with respect to such termination of the 401(k) Plan.

                              ARTICLE VI

                   CONDITIONS TO OBLIGATION TO CLOSE

         6.1 CONDITIONS TO OBLIGATION OF WHI. The obligation of WHI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (a) the Members shall have caused Four Points to have procured all of the third party consents specified in SECTION 5.2 above;

           (b) the representations and warranties set forth in Article III above shall be true and correct at and as of the Closing Date;

           (c) the Members shall have performed and complied with all of their covenants hereunder through the Closing.

           (d) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

           (e) the Parties shall have received all other required authorizations, consents, and approvals of governments and governmental agencies;

           (f) WHI shall have received duly executed stock powers or assignments in favor of WHI in respect of all Four Points Interests together with all Four Points Interests;

           (g) WHI shall have received the resignations, effective as of the Closing Date (except as otherwise agreed), of each Manager and officer of Four Points and a release from each officer and Manager in the form of Exhibit A hereto;

           (h) all amounts owed to Four Points by any Member or Beneficiary of Four Points (or their Affiliates) shall have been paid in full;

           (i) WHI shall have received the Inducement Agreement from each of the Members in the form of Exhibit B hereto;

           (j) Messrs. De Nunzio, Monkewicz and St-Jacques shall have entered into an Employment Agreement with WHI in the form attached hereto as Exhibit C;

           (k) WHI shall have received a letter from each of the Members and Beneficiaries relating to "pooling of interests" criteria in the form attached hereto as Exhibit D;

           (l) all actions to be taken by Four Points or the Members in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to WHI;

           (m) WHI shall received from Schwartz & Freeman, counsel to Four Points and the Members, an opinion in the form of Exhibit E attached hereto, addressed to WHI and dated as the Closing Date;

           (n) WHI shall have been advised by its auditors that to their knowledge after due and diligent inquiry of management, there have been no transactions or events with respect to Four Points which would, and the ownership structure and attributes of Four Points and the Members would not, proscribe the transactions contemplated hereby, if consummated, from being accounted for as pooling of interests business combinations;

           (o) URL transfer form, in form and substance satisfactory to WHI; and

           (p) WHI shall have received resolutions, certified by the Secretary of Four Points, of its Managers and the Members, authorizing this Agreement and the transactions contemplated hereby.

WHI may waive in writing any condition specified in this SECTION 6.1.

     6.2. CONDITIONS TO OBLIGATION OF THE MEMBERS. The obligation of the Members to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (a) the representations and warranties set forth in Article IV above shall be true and correct at and as of the Closing Date;

           (b) WHI shall have performed and complied with all of its covenants hereunder through the Closing;

           (c) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would
     (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

           (d) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies;

           (e) WHI shall have entered into an Employment Agreement in the form attached hereto as Exhibit C with Messrs. De Nunzio, Monkewicz and St-Jacques;

           (f) Each of the individuals listed on Schedule 6.2(f) and WHI shall have entered into executed and delivered to WHI a Non-Solicitation and Release Agreement in the respective forms of Exhibit 6.2(i)-(viii) (the "Non-Solicitation and Release Agreements") attached hereto, and WHI shall have countersigned each such Agreement and delivered to the Members' Representative on behalf of the Members an executed original of each such Agreement along with the respective payments called for therein;

           (g) WHI shall have issued stock certificates for all the WHI Shares (including the Held Back Shares) for delivery (excluding the Held Back Shares, copies of which shall be provided) to the Members upon closing;

           (h) Four Points shall have received from McDermott, Will & Emery, an opinion in the form of Exhibit F attached hereto, addressed to the members and dated as of the Closing Date;

        (i) WHI shall have paid on behalf of Four Points: (a) $120,000 to Doug Belzer for financial advisory fees; (b) $559,341 to AdMedia Partners, Inc. for investment banking fees; (c) $10,000 to Victor Faraci for accounting fees; and (d) $995,875 to the individuals listed on Schedule 6.2(f) payable under the Non-Solicitation and Release Agreements;

        (j) Schwartz & Freeman shall have received one or more checks from WHI and/or Four Points for an aggregate of $200,000; and

        (k) all actions to be taken by WHI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Members.

The Members may waive in writing any condition specified in this SECTION 6.2.

                                ARTICLE VII

                                TERMINATION

    7.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement as provided below:

        (a) the Parties may terminate this Agreement by joint written consent at any time prior to the Closing Date;

        (b) WHI may terminate this Agreement by giving written notice to the Members at any time prior to the Closing Date in the event that any Member is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, the Members have been notified of such breach and the breach has not been cured within fifteen
    (15) days of such notice;

        (c) WHI may terminate this Agreement by giving written notice to the Members at any time prior to the Closing Date, if the Closing shall not have occurred on or before November 15, 1999 by reason of the failure of any condition precedent under SECTION 6.1 hereof (unless the failure results primarily from WHI breaching any representation, warranty, covenant or agreement contained in this Agreement);

        (d) The Members may terminate this Agreement by giving written notice to WHI at any time prior to the Closing Date in the event that WHI is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect. WHI has been notified of such breach and the breach has not been cured within fifteen (15) days of such notice; or

        (e) The Members may terminate this Agreement by giving written notice to WHI at any time prior to the Closing Date, if the Closing shall not have occurred on or before November 15, 1999 by reason of the failure of any condition precedent under SECTION 6.2 hereof (unless this failure results primarily from Members breaching any representation, warranty, covenant or agreement contained in this Agreement).

    7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 7.1 above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided that the confidentiality provisions contained in that certain letter between AdMedia Partners, Inc. (as Four Points' representative) and WHI dated June 30, 1999 shall survive the termination of this Agreement.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

    8.1 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties shall survive the Closing for a period of one year provided that claims for WHI Indemnification Amounts for breach of representations or warranties regarding the existence and/or value of assets and liabilities reflected on the Financial Statements must be asserted by WHI by the date of the issuance of the first audited statements reflecting combined operations of Four Points and WHI. A failure of the representations and warranties set forth on Schedule 3.22 due to (i) faulty information being provided on employee benefit tax filings, (ii) improper corporate procedures regarding the adoption of employee benefit plans, (iii) the failure of Four Points to have and properly maintain in compliance with ERISA (x) insurance contracts for the funding of the Four Points 401(k) plan or (y) the group term life and accidental death and dismemberment insurance policies identified on Schedule 3.22, and (iv) any failure to timely filing the annual information returns required under the Code and ERISA on Form 5500 (collectively, (i) through (iv), the "Particular Indemnified Matters") will survive the Closing until the expiration of any applicable statute of limitations. Notwithstanding anything to the contrary contained herein, the representations and warranties made by any Party to this Agreement shall not be affected by any investigation, verification or examination by any other Party or by anyone on behalf of any such Party in connection with their due diligence review or otherwise.

    8.2 INDEMNIFICATION BY WHI. WHI shall indemnify and hold the Members and the Beneficiaries harmless from and against any and all loss, cost, damage, diminution in value, expense (including court costs and attorneys' fees) suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any breach of any representation or warranty in
Article IV or failure to fulfill any covenant or agreement of WHI contained herein, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a breach or failure, and
(iii) any breach of WHI's covenant in Section 5.2 to use commercially reasonable efforts to procure the release and/or termination of any personal guarantees or other personal undertakings of the Members regarding any indebtedness (including any capitalized lease obligations) or other liability or obligation of Four Points set forth on SCHEDULE 5.2 attached hereto at the earliest possible date or any failure of WHI or Four Points to pay such obligations, and (iv) any claim by AdMedia Partners, Inc. for a brokers fee pursuant to the June 18, 1999 letter agreement between Four Points and AdMedia. The amount to which the Members shall be entitled hereunder which has not been paid to the Members shall be referred to as the "Member Indemnification Amount."

    8.3 INDEMNIFICATION BY THE MEMBERS AND THE BENEFICIARIES. From and after the Closing, subject to the limitations set forth in this Article VIII, the Members and the Beneficiaries shall indemnify and hold WHI harmless from and against any and all loss, cost, damage, diminution of value, expense (including court costs and attorney's fees), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from
(i) any breach of representation or warranty in Article III or failure to fulfill any covenant or agreement of the Members or the Beneficiaries contained herein, (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure, (iii) any liability or expense arising out of any Particular Indemnified Matter, or (iv) if Four Points does not provide all the information required by SECTION 5.9 and WHI waives this covenant as a condition of Closing (such waiver to be evidenced by the actual Closing), then the out of pocket attorneys fees and other expenses incurred in completing all matters required for assuring compliance and termination of the 401(k) Plan. The amount to which WHI shall be entitled hereunder which has not been paid to WHI shall be referred to as the "WHI Indemnification Amount."

    8.4 NOTICE AND DEFENSE OF CLAIMS. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any event or matter for which such indemnified Party intends to assert a right of Indemnification under this Agreement; provided that any failure to provide such notice shall not reduce the amount of indemnification to which the indemnified party is otherwise entitled, except to the extent that such failure prejudices the indemnifying party. If a third party claim is made for which an indemnified party is entitled to indemnification pursuant to this Article VIII, then the indemnifying party shall be entitled to participate in the defense of such claim, and if the amount claimed pursuant to such third party claim, or the potential liability arising out of such third party claim (in the judgement of indemnified party), does not, after taking into account all other indemnification obligations pursuant to SECTION 8.5 and if the indemnifying party so chooses, and providing that the indemnifying party acknowledges its obligations to indemnify the indemnified party for the entire amount claimed by the third party, then the indemnifying party may assume primary responsibility for the defense of such claim with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. If the indemnifying party assumes the defense of a third party claim as set forth in this paragraph, then (i) in no event shall the indemnified party admit any liability with respect to, or settle, compromise of discharge, any such claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld, (ii) the indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense, and (iii) in no event shall the indemnifying Party enter into any settlement or compromise without the written consent of the indemnified Party, which shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim, the indemnified party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may deem appropriate). Any claim by either Party for indemnification hereunder (other than with respect to any Particular Indemnified Matter must be asserted in writing prior to the earlier of the first anniversary of the Closing Date or the date of the issuance of the first audited statements reflecting combined operations of Four Points and WHI. Any claim for any Particular Indemnified Matter must be asserted in writing prior expiration of any applicable statute of limitations.

    8.5 LIMITATION OF LIABILITY.

        (a) Notwithstanding anything to the contrary contained herein,

            (i) except as provided in subparagraph (ii) of this SECTION 8.5(a), the Members shall not have any liability to WHI for indemnification hereunder until the total WHI Indemnification Amount exceeds $100,000, whereupon the full amount of the WHI Indemnification Amount shall be payable;

            (ii) the limitation on liability in subparagraph (i) shall not apply to (a) any liability due to a breach of the representations and warranties set forth in Schedule 3.4 or the last two sentences of the first paragraph of Schedule 3.14, (b) any Particular Indemnified Matters, (c) any liability due to a breach of representations or warranties concerning tax liability, (d) matters described in
        SECTION 8.6, and (e) any liability due to the Members' breach of the covenants in SECTION 5.9; and

            (iii) except as provided in subparagraph (iv) of this SECTION 8.5(a), the WHI shall not have any liability to the Members for breaches of representations or warranties until the total Member Indemnification Amount exceeds $100,000, whereupon the full amount of the Member Indemnification Amount shall be payable; and

            (iv) the limitation on liability in subparagraph (iii) shall not apply to (a) any breach of WHI's covenant in Section 5.2 to use commercially reasonable efforts to procure the release and/or termination of any personal guarantees or other personal undertakings of the Members regarding any indebtedness (including any capitalized lease obligations) or other liaiblity or obligation of Four Points set forth on SCHEDULE 5.2 attached hereto at the earliest possible date or any failure of WHI or Four Points to pay such obligations, and (b) any claim by AdMedia Partners, Inc. for a brokers fee pursuant to the June 18, 1999 letter agreement between Four Points and AdMedia.

      (b) Any indemnification or recovery by WHI under Article VIII of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement or otherwise relating to the transactions contemplated hereby shall not exceed an amount equal to the sum of the total number of WHI Shares issued to the Members at Closing multiplied by the Stock Price. This limitation shall apply both (i) individually to each Member (including the respective Beneficiaries of any Members), so that his or its maximum liability would be the number of WHI Shares issued to him or the entity as to which he is Beneficiary in connection herewith multiplied by the Stock Price, and (ii) in the aggregate as to all of the Members, so that the maximum liability of the Members collectively would be the aggregate number of WHI Shares issued to them as a group multiplied by an amount equal to the Stock Price.

               (c) Any recovery payable under Article VIII hereof shall be calculated after giving effect to (A) any proceeds received from insurance policies paid for by Four Points prior to the Closing and
         (B) the actual realized tax benefit to WHI or Four Points resulting from the damage, loss, liability or expense that is the subject of the indemnity; PROVIDED that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is payable, the Indemnified Parties shall be obligated to make their indemnification payments without regard to such benefit and WHI shall reimburse the Indemnifying Members only in the amount of such realized tax benefit in the year in which it is realized. For purposes of this Article VIII, an actual realized tax benefit is an actual reduction in taxes payable net of loss tax benefits or a refund of taxes previously paid net of loss tax benefits.

         8.6 LIQUIDATED DAMAGES. The Parties acknowledge that it would be difficult, if not impossible, to determine damages for certain breaches of representations and warranties. Accordingly, the Parties agree that as liquidated damages, (i) for any breach of the representations and warranties contained in Schedules 3.19(b) and 3.24 resulting in the loss or substantial impairment of any customer relationship identified on EXHIBIT G attached hereto, the WHI Indemnification Amount shall be an amount equal to the product of (x) 04% of 12 months of projected revenue (calculated by annualizing the projected "Currently Booked" revenues for such customer set forth on EXHIBIT G) for each customer multiplied by (y) a fraction, the numerator of which shall be the number of months remaining in the contract term for each such customer (but in any event not less than 12 months) and the denominator of which shall be 12; and (ii) for any breach of Schedule
3.20 due to the overstatement of the number of active employees, the WHI Indemnification Amount shall be equal to 300% of any missing employee's annual compensation or, if such employee's annual compensation cannot be determined, 300% of the average consultant compensation.

         8.7 EXCLUSIVE REMEDY. Except in the case of fraud, in the event of a breach of this Agreement by WHI or the Members, including the breach by such party of any representation or warranty made in this Agreement or the failure to perform any obligation to be performed by such party pursuant to this Agreement, the remedies of the indemnitee, and the procedures to be followed by the indemnitee, shall be solely and exclusively those specified in this Article VIII.

         8.8 ACTION TAKEN AS CUSTODIAN. Paine Webber as custodian is a broker/dealer, and is holding the shares which are registered in its name solely for the benefit of its account holder as directed custodian and not for its own benefit or account. Notwithstanding anything herein to the contrary, each party to this Agreement, by his, her or its execution hereof, hereby agrees and acknowledges the foregoing and agrees and acknowledges that Paine Webber is not in its individual capacity acting or refraining from acting nor making any representation, warranty, covenant or agreement hereunder. Paine Webber has executed and delivered this Agreement, not in its individual capacity as signatory, buy solely as the custodian of the IRAs at the direction of the beneficial owners of the shares. Paine Webber does not undertake nor shall it have any individual liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement or the representations, covenants or warranties contained herein. Each beneficiary of the IRA by his, her or its execution hereof, hereby agrees to indemnify and hold harmless Paine Webber as the custodian of his, her or its IRA from and against any and all loss, costs, damages, expenses (including court costs and attorneys' fees), claims, liabilities or obligations suffered or incurred by Paine Webber in connection with any aspect of this Agreement or any related transactions. Each party to the Agreement hereby agrees to hold harmless Paine Webber from claims of such party only, in connection with any aspect of this Agreement or any related transaction and agrees not to sue Paine Webber as custodian for any claim arising in connection with any aspect of this Agreement or any related transactions other than a willful breach of its obligations under this Agreement as directed custodian.

                                 ARTICLE IX

                            SECURITIES LAW MATTERS

         The parties agree as follows with respect to the sale or other disposition after Closing Date of WHI Shares:

         9.1  DISPOSITION OF SHARES.

              (a) The Members acknowledge that they may be deemed to be "affiliates" of Four Points for purposes of qualifying the transactions contemplated hereby as pooling of interests business combinations under applicable accounting and regulations. Each of the Members agrees that prior to Closing they will not dispose of any Interests of Four Points, and following the Closing they will not sell, transfer or otherwise dispose of any of their WHI Shares until such time as final results of operations of WHI covering at least 30 days of combined operations of WHI and Four Points have been published, which WHI anticipates, but does not represent or warrant, will be on or before January 15, 2000.

              (b) The Members agree that they will not sell, transfer or otherwise dispose of any WHI Shares distributed to them, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by WHI with the SEC of any registration statement, offering circular or other document, in which case, each such Member shall first supply to WHI an opinion of counsel, (which counsel and opinions shall be satisfactory to WHI) that such exemption is available, or (ii) an effective registration statement filed by WHI with the SEC under the Securities Act.

              (c) The Members agree that any sale of WHI Shares shall be effected through a broker approved by WHI.

         9.2 LEGENDS. The certificates representing WHI Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). IN ADDITION, SHAREHOLDERS ACKNOWLEDGE THAT THE WHI SHARES BEING ACQUIRED BY THEM HAVE BEEN ISSUED UNDER APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT.

PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL (WHI OR OTHER) IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE SECURITIES AND EXCHANGE COMMISSION'S ACCOUNTING SERIES RELEASES 130 AND 135. LEGENDS SHALL BE AFFIXED TO ALL SHARES RECEIVED TO THIS EFFECT.

WHI may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

     9.3. OBTAINING OF GOVERNMENTAL APPROVALS AND STOCK EXCHANGE LISTINGS. WHI will (a) use reasonable efforts to have available adequate current public information with respect to WHI as is required pursuant to Rule 144(c) in connection with the sale and transfer by the Members under Rule 144 promulgated under the Securities Act of 1993, as amended ("Rule 144") during the two year period after the Closing, (b) direct the transfer agent of WHI's common stock to remove the restrictive legend provided for in SECTION 9.2 and to deliver such certificates to a purchaser of WHI Shares from any Member in connection with a sale under Rule 144, and (c) cause such shares of WHI common stock to be received by such purchaser to be listed on the Nasdaq Stock Market.


                                       ARTICLE X

                                  REGISTRATION RIGHTS

     10.1. REGISTRATION RIGHTS FOR WHI SHARES: FILING OF REGISTRATION STATEMENT. WHI will utilize its reasonable best efforts to cause a Registration Statement of Form S-3 (or such other form that WHI is permitted to use under the Securities Act if it is not eligible to use Form S-3) under the Securities Act to become effective within 7 days of the date of final results of operations of WHI covering at least 30 days of combined operations of WHI and Four Points have been published, for the purpose of registering 50% of the WHI Shares to be issued hereunder to each Member (the "Registration Shares") for resale by a Holder thereof (the "Registration Statement") and use reasonable efforts to cause such Registration Statement to be declared effective. For purposes of this ARTICLE X, a person is deemed to be a "Holder" of Registration Shares whenever such person is the record owner of Registration Shares. The Registration Shares shall not include any of the Held Back Shares.

     10.2. EXPENSES OF REGISTRATION. WHI shall pay all expenses incurred by WHI in connection with the registration, qualification and/or exemption of the Registration Shares, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of WHI's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by WHI in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement or prospectuses contained therein. WHI shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any Holder of any of the Registration Shares.

     10.3 FURNISHING OF DOCUMENTS. WHI shall furnish to the Holders such reasonable number of copies of the Registration Statement, such prospectuses as are contained in the Registration Statement and such other documents as the Holders may reasonably request in order to facilitate the offering of the Registration Shares.

     10.4 AMENDMENTS AND SUPPLEMENTS: RESTRICTIONS ON USE. WHI shall prepare and promptly file with the SEC and promptly notify the Holders of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registration Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that WHI shall be entitled to delay any such filing and the use of the prospectus if WHI determines that such filing or use would impede, delay, or interfere with any significant financing, acquisition, or other transaction involving WHI, or require disclosure of material information which WHI has a bona fide business purpose for preserving as confidential. WHI shall also advise the Holders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

     10.5 DURATION. WHI shall maintain the effectiveness of the Registration Statement until the first anniversary of the Closing Date. WHI's obligations contained in this ARTICLE X shall terminate on the later of (i) the first anniversary of the Closing Date and (ii) the first date the Members are able to sell Registration Shares pursuant to Rule 144.

     10.6 FURTHER INFORMATION. If Registration Shares owned by a Holder are included in any registration, such Holder shall furnish WHI such information regarding itself as WHI may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

                                       ARTICLE XI

                                       TAX RETURNS

     11.1. RETURNS. The Members shall prepare or cause to be prepared and file or cause to be filed at their cost with the appropriate Tax authorities all Returns required to be filed on behalf of Four Points for any taxable period (or portion thereof) ending on or before the Closing Date. The Members shall allow WHI an opportunity to review and comment upon any such Return at least thirty (30) days prior to its filing. The Members will take no position on any such Returns that is inconsistent with Four Points' past custom and practice, except to the extent that such position is either required by law or a taxing authority. The Members shall not make any amendment to any Return that may affect the liability of Four Points or WHI without WHI's prior written consent. In the event that the parties cannot agree as to any disputed item on any Return within ten (10) business days after WHI gives the Members' Representative a notice of objections, the parties shall jointly select a firm of nationally recognized independent accountants (or, if they cannot agree on the selection of such a firm within 5 business days, then WHI and the Members' Representative shall, within an additional 3 business days, each select their own nationally recognized independent accounting firm, which two firms shall select a third nationally recognized accounting firm) to resolve the dispute within an additional 5 business days. Such firm's determination shall be final and binding on the parties, and any expenses relating to the engagement of such firm shall be paid half by WHI and half by the Members.

     11.2. TAX AUDITS RELATING TO FOUR POINTS.

           (a) WHI shall promptly notify the Members' Representative in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment of which it or any of its affiliates has been informed of by any taxing authority that may affect the liability of the Members under SECTION 8.3 (a "Tax Claim"). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Tax Claim. Failure of WHI to comply with the notification requirement set forth in the preceding two sentences shall not relieve the Members of their indemnification obligations with respect to such liabilities, except to the extent that the Members were prejudiced by such failure.

           (b) The Members shall have the right to control any audits of or administrative or court proceedings relating to income Tax Returns for taxable periods of Four Points that would solely affect the Members. In such matters, the Members shall have the right to employ counsel of their own choice and WHI (and its counsel) shall have the right, at their own expense, to participate in any audits or other proceedings, and the Members shall have the right to settle issues and take any other actions in connection with such audits or proceedings. Notwithstanding the foregoing, the Members shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes of Four Points, or otherwise bind Four Points, if such settlement would adversely affect WHI (including, without limitation, the imposition of income tax deficiencies, a change of accounting method, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carry forwards), without the prior written consent of WHI, which consent shall not be unreasonably withheld.

           (c) WHI shall have the right to control any audits of or administrative or court proceedings relating to taxable periods of Four Points that affect the liability of Four Points for Taxes relating to taxable periods beginning after the Closing Date.

     11.3. COOPERATION REGARDING TAX MATTERS. The Parties hereto shall provide such necessary information as any other Party hereto may reasonably request in connection with the preparation of such Party's Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any legal requirement relating to Taxes or which may affect the liability of the Members under SECTION 8.3, including providing powers of attorney to the

Members' accountants, attorneys or other authorized representatives. WHI recognizes that the Members and their agents and representatives may, from time to time after the Closing Date, need access to accounting and tax books, records and other information held by WHI, or information with respect to the assets of Four Points, or operations, events, transactions or other items occurring or accruing on or prior to the Closing Date ("Tax Records"). WHI therefore agrees that it will retain, or cause Four Points to retain, all such Tax Records until after the expiration of the applicable period of assessment of Tax (including any extensions thereof) and agrees to give the Members and their agents and representatives a reasonable opportunity to inspect, review and make copies of the Tax Records.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1. PRESS RELEASES AND ANNOUNCEMENTS. During the period beginning upon full execution of this Agreement and ending upon the earlier of (i) Closing or (ii) termination of this Agreement, no Party shall issue any press release, public announcement or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the foregoing shall not prohibit disclosure to a Party's attorneys, accountants, lenders or financial advisors (who shall be bound by this provision), nor shall the foregoing prohibit WHI from making any public disclosure it believes in good faith is required by law. After Closing, WHI shall be entitled to make the first public disclosure regarding the subject matter of this Agreement and WHI's consent shall be required prior to any public disclosures made by the Members.

     12.2. WAIVER OF RIGHTS OF FIRST REFUSAL, ETC. Each of the Members and the Beneficiaries, constituting all the Members of Four Points, hereby waive any and all (i) notice requirements set forth in Sections 7.1 and 7.2 of the Operating Agreement of Four Points, dated as of January 21, 1997 (the "Operating Agreement"), (ii) piggyback rights and rights of first refusal pursuant to Sections 7.2 and 7.3, respectively, of the Operating Agreement, and (iii) any other options set forth in, and granted pursuant to the Operating Agreement; and the Operating Agreement shall and hereby is deemed amended to the fullest extent necessary to permit the transactions contemplated in this Agreement.

     12.3. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     12.4. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof, including but not limited to the letter of intent dated September 16, 1999 except as otherwise set forth in SECTION 7.2 hereof.

     12.5. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, personal representatives, successors and permitted assigns. Other than WHI, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that in the event of an assignment by WHI, the assignor shall remain liable for all of the obligations hereunder transferred to the Assignee. In no event shall any assignment of this Agreement be made by WHI prior to Closing to a party other than an Affiliate of WHI.

        12.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed as original but all of which together will constitute one and the same instrument. Any reference herein to an agreement or contract shall be deemed to refer also to the other (such terms being interchangeable) and shall include commitments and understandings, whether written or oral, including all amendments thereto.

        12.7 HEADINGS; MEANING. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be interpreted to mean "including with limitation."

        12.8 NOTICES. All notices, requests, demands, claims and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Members:                Michael J. DeNunzio
                                  863 West Buckingham Place, Unit #3
                                  Chicago, Illinois 60657

                                  Peter Monkewicz
                                  3331 North Oakley
                                  Chicago, Illinois 60618

                                  Pierre St-Jacques
                                  1000 West Washington Boulevard, Unit 401
                                  Chicago, Illinois 60607

                                  Victor S. Faraci IRA
                                  c/o Paine Webber as Custodian
                                  425 North Martingale Road, Suite 1600
                                  Schaumburg, Illinois 60173-2214
                                  Attn: Dave Greenwald

                                  Michael Anthony DeNunzio IRA
                                  c/o Paine Webber as Custodian
                                  425 North Martingale Road, Suite 1600
                                  Schaumburg, Illinois 60173-2214
                                  Attn: Dave Greenwald

                                  Anthony Peter DeNunzio IRA
                                  c/o Paine Webber as Custodian
                                  425 North Martingale Road, Suite 1600
                                  Schaumburg, Illinois 60173-2214
                                  Attn: Dave Greenwald

                                  Davies Family Irrevocable Trust
                                  c/o Victor S. Faraci
                                  Davies Family Irrevocable Trust
                                  c/o Victor S. Faraci
                                  500 West Central Road
                                  Suite 102
                                  Mount Prospect, IL 60056

Copies to:                        William A. Kummerer
                                  Schwartz & Freeman
                                  402 North Michigan Avenue, Suite 1900
                                  Chicago, Illinois 60611
                                  Fax: 312/222-0800

If to WHI:                        Whittman-Hart, Inc.
                                  311 South Wacker Drive, Suite 3500
                                  Chicago, Illinois 60606-6618
                                  Attn: Edward V. Szofer, President
                                  Fax: 312/913-3050

Copies to:                        Whittman-Hart, Inc.
                                  311 South Wacker Drive
                                  Chicago, Illinois 60606-6618
                                  Attn: David Shelow, Esq.
                                  Fax: 312/913-6650

                                  McDermott, Will & Emery
                                  227 West Monroe Street
                                  Chicago, Illinois 60606
                                  Attn: Neal J. White, P.C.
                                  Fax: 312/984-3669

Any Party may give any notice, request, demand, claim or other communications hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change its address by giving the other Parties notice in the manner herein set forth.

     12.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

     12.10. AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the appropriate Parties. No waiver by any Party of any misrepresentation or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of warranty, covenant or agreement hereunder.

     12.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     12.12. EXPENSES. Except as otherwise specifically set forth herein, WHI will bear the costs and expenses (including legal fees and expenses) of WHI and incurred in connection with this Agreement and the transactions contemplated hereby, and WHI shall bear the following costs and expenses of the Members and Four Points incurred in connection with this Agreement and the transactions contemplated hereby: (i) legal and accounting expenses of $202,248; (ii) the investment banking fees of AdMedia Partners, Inc. pursuant to the June 18, 1999 letter agreement between Four Points and AdMedia; (iii) a financial advisory fee to Doug Belzer of $120,000; and (iv) payments to the individuals listed on Schedule 6.2(f) of $995,875. The Members shall bear all of their other costs and expenses.

     12.13. MEMBERS' REPRESENTATIVE. Michael J. DeNunzio, or if he shall be unable or unwilling at any time to so serve, Peter Monkewicz (the "Alternative Representative"), is hereby irrevocably appointed attorney-in-fact, and authorized and empowered to act, for and on behalf of any of all of the Members (with full power of substitution in the premises) in connection with the indemnity provisions of Article VIII as they relate to the Members generally, the Exchange Consideration Adjustment provisions of
SECTION 2.6, Article VII, the notice provisions of this Agreement, the determination of the satisfaction or waiver of the Closing conditions of
Article VI and such other matters (other than any amendment or modification of this Agreement) as are reasonably necessary for the consummation of the transactions contemplated hereby (the above-named representative together with the Alternate Representative being referred to herein as the "Members' Representative"). By his execution hereof, Michael J. DeNunzio hereby accepts such appointment and agrees to act as the Members' Representative hereunder. WHI and its representatives and agents shall be entitled to rely on such appointment and treat such Members' Representative as the duly appointed attorney-in-fact of each Member. Each Member, by such Member's execution hereof, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of WHI to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Members. Each Member, for such Member and for such Member's successors and assigns, hereby agrees to indemnify the Members' Representative, and to hold the Members' Representative harmless from, any and all actions and forbearances that the Members' Representative may take in his capacity as such, except for such actions and forbearances as constitute gross negligence or willful misconduct on the part of the Members' Representative.

     12.14. CIVIL LIABILITY UNDER RICO. The Parties hereby waive all rights to pursue civil remedies to which they may be entitled or may become entitled with respect to this Agreement and the transactions contemplated hereby against the other Parties hereto under the Racketeer Influenced and Corrupt Organization Act of 1970, as amended, including specifically any rights to treble damages which may be available to them pursuant to 18 U.S.C. Section 1964(c).

     12.15. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                 /s/ Michael J. DeNunzio
                                                 -------------------------------
                                                 Michael J. DeNunzio

                                                 /s/ Peter Monkewicz
                                                 -------------------------------
                                                 Peter Monkewicz

                                                 /s/ Pierre St-Jacques
                                                 -------------------------------
                                                 Pierre St-Jacques


                                                 Victor S. Faraci IRA


                                                 By: Paine Webber as Custodian
                                                     /s/ Dave Greenwald
                                                    ----------------------------


                                                 Michael Anthony DeNunzio IRA


                                                 By: Paine Webber as Custodian
                                                     /s/ Dave Greenwald
                                                    ----------------------------


                                                 Anthony Peter DeNunzio IRA


                                                 By: Paine Webber as Custodian
                                                     /s/ Dave Greenwald
                                                    ----------------------------


                                                 Davies Family Irrevocable Trust


                                                 By: /s/ Linda Callero
                                                    ----------------------------
                                                    Trustee


                                                 Whittman-Hart, Inc.


                                                 By: /s/ Robert F. Bernard
                                                    ----------------------------

                                                BENEFICIARIES


                                                By: /s/ Michael Anthony DeNunzio
                                                   ----------------------------
                                                   Michael Anthony DeNunzio


                                                By: /s/ Victor S. Faraci
                                                   ----------------------------
                                                   Victor S. Faraci


                                                By: /s/ Anthony Peter DeNunzio
                                                   ----------------------------
                                                   Anthony Peter DeNunzio